Exhibit 99.1

GUNDLE/SLT ENVIRONMENTAL, INC.

ANNOUNCES MERGER LITIGATION

HOUSTON (January 6, 2004) – Gundle/SLT Environmental, Inc. (NYSE: GSE), announced today that GSE, its directors, and a prospective buyer of GSE have been named in a putative class action styled Twist Partners LLP v. Samir T. Badawi, et al, which was filed yesterday in the Delaware Chancery Court in Wilmington. The complaint alleges that the GSE board breached its fiduciary duty by authorizing the merger of GSE with an indirect wholly owned subsidiary of Code Hennessy & Simmons LLC (“CHS”). The complaint seeks to enjoin the merger, to rescind it if approved by stockholders and consummated, and to obtain unspecified damages from the defendants.

According to GSE spokesman Roger Klatt, “GSE and its directors believe this suit to be frivolous, intend to deny all the plaintiff’s substantive allegations, and to vigorously defend the litigation.”